Exhibit 10.2

MASTER AMENDMENT TO
OTHER SECURITIES TERM SHEETS AND JOINDERS
TO OPERATING PARTNERSHIP AGREEMENT OF
ERP OPERATING LIMITED PARTNERSHIP

THIS MASTER AMENDMENT (this “Amendment”) is made effective as of the 19 day of December, 2003.

WHEREAS, the undersigned General Partner has the authority and desires to effect an amendment to the Other Securities Term Sheet and Joinder to Operating Partnership Agreement for each of the following series of authorized, issued and outstanding as well as authorized but unissued Preference Units of ERP Operating Limited Partnership:  (i) 9-1/8% Series B Cumulative Redeemable Preference Units; (ii) 9-1/8% Series C Cumulative Redeemable Preference Units; (iii) 8.60% Series D Cumulative Redeemable Preference Units; (iv) Series E Cumulative Redeemable Preference Units; (v) Series K Cumulative Redeemable Preference Units; (vi) 8.00% Series M Cumulative Redeemable Preference Units; (vii) 8.50% Series M-1 Cumulative Redeemable Preference Units; (viii) 8.375% Series M-2 Cumulative Redeemable Preference Units; (ix) 8.50% Series M-3 Cumulative Redeemable Preference Units; (x) 7.875% Series M-5 Cumulative Redeemable Preference Units; (xii) 7.625% Series M-5 Convertible Cumulative Redeemable Preference Units; (xiii) 7.625% Series M-6 Convertible Cumulative Redeemable Preference Units; (xiv) 7.625% Series M-7 Convertible Cumulative Redeemable Preference Units; and (xv) 6.48% Series N Cumulative Redeemable Preference Units (collectively, the “Term Sheets”); and

WHEREAS, terms used in this Amendment have the meanings given them in the Fifth Amended and Restated ERP Operating Limited Partnership Agreement of Limited Partnership, dated as of August 1, 1998 (including, without limitation, the Term Sheets which are a part of such Agreement);

NOW, THEREFORE, the Term Sheets are amended as follows:

1.                                      The following words are added to the end of the second full paragraph of each of the Term Sheets after the word “Shares” but within the parentheses in which such word appears:

“or ‘Preferred Shares’”.

2.                                      The following words are added within the first set of parentheses in Section (A) (1) of each of the Term Sheets after the word “Units” but within the parentheses in which such word appears:

“or ‘Preference Units’”.

3.                                      The first sentence of Section (A) (6), “Redemption of Preferred Shares”, of each of the Term Sheets is hereby deleted and the following sentences are hereby substituted therefor:

“On or after the date upon which the Company first becomes permitted to call the Preferred Shares for redemption, in accordance with the provisions of its Amended and Restated Declaration of Trust (inclusive of any applicable Articles Supplementary, the “Declaration of Trust”), the Partnership may redeem the Preference Units.  The Partnership’s redemption of the Preference Units will be made on the same terms and provisions as are provided for the Company’s redemption of the Preferred Shares in the Declaration of Trust, except that any provision requiring the issuance of a press release, if applicable, shall not apply to the Partnership pursuant to this Section (A) (6).

4.                                      After giving effect to this Amendment, each of the Term Sheets remains in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed and delivered to be effective as of the date first set forth above.

ERP OPERATING LIMITED PARTNERSHIP

By: Equity Residential, its general partner

	By:	/s/ Bruce C. Strohm
	Name: Title:	Bruce C. Strohm EVP

GENERAL PARTNER:

EQUITY RESIDENTIAL

By:	/s/	Bruce C. Strohm
Name: Title:	Bruce C. Strohm EVP